Exhibit 10.10

                               LEASE AMENDMENT #1


     Agreement, made as of the 15th day of December, 1995, by and between Dominion Properties, L.P., a Pennsylvania Limited Partnership having its principal place of business at Fifth Floor, Two Bala Plaza Office Building, Bala Cynwyd, Pennsylvania, C/O Arthur J. Kania, Jr. ("Landlord") and The First Sterling Bank, a Pennsylvania Corporation doing business in the Commonwealth of Pennsylvania and having its executive offices at The First Sterling Bank Building, 80 West Lancaster Avenue, Devon, Pennsylvania ("Tenant").


                                   WITNESSETH

     WHEREAS, Landlord and Tenant have entered into a lease of 2,250 square feet in the building known as The Bryn Mawr Shoppes, 22 North Bryn Mawr Avenue, Bryn Mawr, Pennsylvania, which lease commenced September 1, 1990 and expires August 31, 2000.

     WHEREAS, Landlord and Tenant desire to extend this lease in the respects hereinafter set forth.

     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Landlord and Tenant hereby agree to modify the term of the lease to a ten year term beginning January 1, 1996, and extending until December 31, 2005.

     2. Landlord and Tenant hereby agree that Tenant shall have the option to renew this lease for two five year periods by providing written notice to the Landlord one year in advance of the then expiring term.

     3. Landlord and Tenant agree that all other terms and conditions of this lease including the payment of rent shall remain in full force and effect with the increases to base rent during the renewal periods to be calculated upon the then immediately preceding year.

     4. Except as expressly modified by this Agreement, The Lease is hereby ratified, confirmed, and continued in full force and effect.

     5. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors, and assigns.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Dominion Properties, L.P.                 The First Sterling Bank



By:                                       By:
   ----------------------                    ----------------------


Attest:                                   Attest:
       ------------------                        ------------------


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

                                LEASE AGREEMENT

     THIS LEASE AGREEMENT (herein called "Lease") made this 30th day of August, 1990, between Main Line Realty Partners, 2 Bala Plaza, Suite 525, Bala Cynwyd, Pa. 19004 ("Landlord"), and First Sterling Bank, a Pennsylvania banking corporation, having its principal place of business at 80 West Lancaster Ave., Devon, Pennsylvania 19333 ("Tenant").

                                  WITNESSETH

                                  ARTICLE I.

                    DEMISE - PROPERTY - TERM - RENT - USE

     Section 1.1. Demise and Premises. The Landlord hereby leases to Tenant and Tenant does rent and take from the Landlord, for the Term and upon the covenants, terms and conditions hereinafter set forth, premises containing approximately 2,250 square feet of first floor space located in a building at 22 North Bryn Mawr Avenue, Bryn Mawr, County of Montgomery and Commonwealth of Pennsylvania and as outlined on Exhibit A hereto ("Demised Premises").

     Section 1.2. Term. The Term of the Lease shall be for a period of Ten (10) years to commence on September 1, 1990 and to terminate on August 31, 2000, unless the Term is sooner ended in accordance with the provisions of this Lease.

     Section 1.3. Rent. The Tenant shall pay to the Landlord as base rent for the Ten (10) year term of the Lease the sum of Fifty six thousand, two hundred fifty dollars ($56,250) per annum, payable in equal monthly installments of Four Thousand, Six Hundred Eighty Seven and Fifty Cents ($4,687.50). Said monthly installment shall be paid by the Tenant to the Landlord on the first day of each and every month during the Term hereof. Rent for any period less than a full month shall be apportioned.

     Section 1.4. Use. The Tenant may operate and conduct in the Demised Premises, during all its customary banking hours the business and services of a commercial bank, and all other related banking business and services, including without limitation safe deposit, investment, security and other incidental related businesses and services as performed now or hereafter in Tenant's main office and branches.

                                 ARTICLE II.

                        TAXES AND LANDLORD'S INSURANCE

     Section 2.1. Tenant shall pay as additional rent its proportionate share of all real estate taxes, assessments, sewer rents, water rents, and other municipal charges of a similar nature hereafter levied, assessed or imposed upon the building (the "Building") containing the Demised Premises, during the Term of this case and any renewals thereof, all of which are hereafter collectively referred to as "Taxes." Tenant shall also pay as additional rent the premiums for all customary insurance which are purchased on the Building.

     Section 2.2. For the calendar year in which this Lease commences or terminates, the Tenant's share of any Taxes shall be adjusted in the proportion which the number of full calendar months during which this Lease is in force and effect in such year, bears to 12.

                                  ARTICLE III.

                 ALTERATIONS AND IMPROVEMENT OF DEMISED PREMISES

     Section 3.1. Tenant's Alterations and Improvements. The Demised Premises are presently being used as a banking facility. Tenant, at its option, may renovate or replace the facade and the existing bank related improvements, provided, however, all such work by Tenant will be in accordance with the plans and specifications approved in writing by Landlord, which approval shall not be withheld or delayed unreasonably.

                                   ARTICLE IV.
                              Deliberately Omitted


                                   ARTICLE V.

                                SIGNS - EQUIPMENT

     Section 5.1. Deliberately Omitted

     Section 5.2. Signs. Tenant shall have the right to erect, maintain and when necessary, replace signs in the interior of the Demised Premises. Tenant also shall have the right to erect other exterior signs advertising Tenant's business on the exterior of the Demised Premises, and at such other locations as the Landlord and the Tenant may select, such signs to conform to the requirements of Landlord. All exterior signs shall comply with all laws, ordinances or regulations of duly constituted authorities. Tenant, at its own cost and expense, shall first apply for and obtain all necessary permits for exterior signs as it may desire to erect, and after erection thereof shall be responsible for their maintenance.


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

     Section 5.3. Title to Tenant's Equipment - Removal.

        (a) Tenant shall have and retain the ownership of and title to all signs, vaults, vault doors, vault equipment, safes, counters, railings, partitions, electrical protection system, automated teller machines, night depositories and other furnishings, fixtures and equipment from time to time installed in the Demised Premises by or charged to Tenant, whether or not described herein, all or any part of which Tenant reserves the right, at its election, to remove at any time during the Term of this Lease, or any extension thereof, provided, however, that Tenant is not in default hereunder and shall at its expense fully repair any and all damage to the Demised Premises caused by any such removal.

        (b) Tenant's failure, at the expiration or other termination of this Lease or any renewal or extension thereof, to remove from the Demised Premises all or any part of such banking facilities, furnishings and equipment as aforesaid or other personalty shall not be deemed or construed to constitute a holdover by Tenant. Any such banking facilities, and equipment or other personalty not removed by the termination date or expiration date of this Lease or of any renewal or extension thereof shall be and become the property of the Landlord and may be removed from the Demised Premises by Landlord when left on the premises by Tenant.

                                   ARTICLE VI

                             REPAIRS AND MAINTENANCE

     Section 6.1 Tenant's Repairs. Tenant shall be responsible for keeping the Demised Premises clean and for keeping the sidewalk directly abutting the Demised Premises free and clear of accumulations of debris, snow and ice; and Tenant also shall, at its own cost and expense, make interior repairs including all painting and maintenance to the Demised Premises. Tenant shall replace and repair glass windows and doors, window frames, moldings, trim, door frames, closure devices, door hardware and door hinges during the term or any renewal or extension thereof.

     The Tenant shall surrender the Demised Premises in the same good order and condition in which Tenant agrees to keep the same during the continuance of this Lease.

                                   ARTICLE VII

                           DAMAGE TO DEMISED PREMISES


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

     Section 7.1. Repair of Damage. In case of damage to Demised Premises by fire or other cause:

        (a) If a part only of the Demised Premises shall be damaged but not so as to render the same wholly untenantable or if the damage is not of such nature or extent as would render the Demised Premises unfit for the operation of a branch bank therein, the rent shall not be abated and the Landlord shall commence, within ninety (90) days after the occurrence of the damage, to repair the damage and restore the structure of the Demised Premises to a state in which the floor, ceiling and walls with stubbed off utilities were available ("shell state") to enable Tenant to make its leasehold improvements, which Tenant shall commence making as soon as possible.

        (b) If the damage to the Demised Premises shall be so extensive as to render the same wholly untenantable, or is of such nature or extent as renders the Demised Premises unfit for the operation of a branch bank therein, or if the balance of the Building containing the Demised Premises be substantially damaged, rent shall be completely abated from the date of the damage until the structure of the Demised Premises is restored to a shell state; provided, however, that either one of the parties hereto may terminate this Lease by notice to the other within thirty (30) days of the fire or other damage, and on the date specified in such notice (which date shall in no event shall be less than thirty (30) days after the date on which such notice is sent), this Lease shall terminate.

        (c) Landlord shall be under no obligation to rebuild if its lenders do not authorize the use of insurance proceeds for such purposes. If insurance proceeds are so available, Landlord agrees to rebuild the Demised Premises to a shell state as provided above and Tenant agrees to rebuild its leasehold improvements as soon as possible.

        (d) If Landlord has elected to terminate this Lease because its lenders did not authorize the use of insurance proceeds to rebuild the Demised Premises, then, if Landlord subsequently rebuilds a structure at the site, Tenant shall have a right of first refusal to lease first floor retail space in the structure at market rates.

                                  ARTICLE VIII

                                ENTRY BY LANDLORD

     Section 8.1. Right of Entry by Landlord. Subject to the provisions hereinafter set forth, Landlord shall have the right to enter upon the Demised Premises to inspect the same, or to make any repairs or replacements therein required or permitted by this Lease; provided, however, Landlord, its agents or employees shall not, at any time, day or night, during the occupancy of the Demised Premises by the Tenant, unless in event of an emergency, enter the vault(s) or tellers' cages in and on the Demised Premises, without the prior consent of the Tenant, which the employee of the Tenant then in charge of the Demised Premises is authorized to give and then only when accompanied by a representative designated by the employee of Tenant then in charge of the Demised Premises.

     Section 8.2. Entry for Inspection or Exhibiting the Demised Premises. Any entry by the Landlord, its agents or employees into the Demised Premises for inspection during the Term hereof,shall be only at times convenient to the Tenant; and if Tenant so requests, Landlord, its agents and employees shall enter the Demised Premises during the Term when accompanied by a representative of the Tenant. Tenant shall immediately provide such a representative when it has requested that its representative accompany the Landlord, his employees, or representatives.

     Section 8.3. Entry to Repair. Any entry into the Demised Premises during the Term hereof by the Landlord, its agents or employees in order to repair, restore, rebuild, alter or perform any work therein if Tenant fails to make all necessary leasehold repairs upon demand by Landlord, shall be made at times and under such reasonable conditions which create the least interference with Tenant's business; provided, however, that there shall be no obligation on Landlord to perform or to have such work performed during other than normal working hours of employees performing the work, except for emergency repairs. Landlord, its agents or employees, shall not enter the Demised Premises to repair, restore, rebuild or do other work as aforesaid except in emergencies without first having given twenty-four (24) hours' prior written notice to Tenant of Landlord's intention.

                                  ARTICLE IX

                                  INSURANCE

     Section 9.1. Tenant to Insure Demised Premises. Tenant at its sole cost and expense for its own account shall effect and maintain insurance against loss or damage by fire with extended coverage with respect to the leasehold improvements and contents within the Demised Premises but in no event in an amount less than full replacement value. Such replacement value may be determined from time to time, but not more frequently than once in any 24 consecutive calendar months, at the request of Landlord, by one appraiser, architect, or contractor who shall be mutually and reasonably acceptable to Landlord and Tenant. The Landlord and Tenant shall be named as insured parties under such policy as their interests may appear. In the event of a fire as a result of which the Tenant decides to terminate the Lease, or a fire occurring in the final year of the lease, Landlord shall be entitled to the insurance proceeds applicable to damage to the leasehold improvements. If Landlord decides to terminate the Lease and the Lease is not in its final year, Tenant shall be entitled to the insurance proceeds. Otherwise, the proceeds shall be used to reconstruct the leasehold improvements.

     Section 9.2. Liability Insurance. Tenant shall, at all times during the Term hereof, maintain liability insurance in comprehensive form sufficient to protect Landlord and Tenant against liability for accidents occurring in or upon the Demised Premises, to the minimum extent of One Million Dollars ($1,000,000) for injury to or death of one person; and Five Million Dollars ($5,000,000) for injuries to or death of more than one person and Five Hundred Thousand Dollars ($500,000) for property damage.

     Nothing in this Article shall prevent Tenant from including the aforesaid liability and fire insurance under a blanket policy or policies as may be maintained by Tenant with respect to other properties owned, leased or operated by it, provided that the protection afforded under any such blanket policy of insurance shall be no less than that which would have been afforded under a separate policy or policies relating only to the Demised Premises.

     Insofar as may be permitted by the terms of the insurance policies carried by it, each party hereby releases the other with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or destruction with respect to its property by fire or other casualty (including rental value or business interest, as the case may be) occurring during the term of this Lease.

     Section 9.3. Tenant Not to Violate Rules of Insurance. Tenant shall not violate any reasonable rules or regulations applicable to Tenant and/or its use of the Demised Premises which are promulgated by the insurance companies insuring against loss or damage to the Demised Premises or the said Building of which the Demised Premises is a part, provided that such rules or regulations are made known to Tenant in writing.


                                    ARTICLE X

                        CONDEMNATION OF DEMISED PREMISES

     Section 10.1. Partial Taking of Demised Premises. If part of the Demised Premises is taken or condemned for a public or other use which carries with it the right of eminent domain, the rent to be paid by Tenant to Landlord shall be abated, as of the date title vests in the condemnor, and reduced to an amount which bears the same relationship to the rent called for by the other terms of this Lease as the square feet of space remaining in the Demised Premises after condemnation bears to the square feet originally leased to the Tenant.

     However, if, in Tenant's sole opinion such partial taking is such that the remaining uncondemned portion of the Demised Premises would be unfit for the operation of a branch bank therein, then in such event Tenant, within thirty
(30) days of the date that the condemning authority acquires title to the part(s) so taken or condemned may give written notice to Landlord of its election to terminate this Lease, and on the date specified in such notice (which date in no event shall be less than thirty (30) days after the date on which such notice is sent), this Lease shall terminate.

     Section 10.2. Taking of the Entire Demised Premises. If the entire Demised premises be taken or condemned for public or other use which carries with it the right of eminent domain, this lease shall cease and terminate as of the date title vests in the condemnor.

     Section 10.3. Tenant's Limited Right to Recover Damages for Any Taking. Tenant shall not have the right to recover damages for any taking only if such recovery shall not reduce the amount of proceeds Landlord shall receive from the condemning authority.

                                  ARTICLE XI

                              DEFAULT BY TENANT

     Section 11.1. Tenant Not in Default Unless "Event of Default" Occurs. Tenant shall not be deemed to be in default with respect to the performance of any of the terms, covenants or conditions of this Lease unless an Event of Default, as hereinafter specified, has occurred. The following shall constitute Events of Default by Tenant hereunder:

          (a) The appointment of a receiver for Tenant by any bank regulatory authority.

          (b) Failure to pay the rent called for herein or any part thereof when due and continuance of such failure for fifteen (15) days after the date of receipt of written notice from Landlord to Tenant of such failure;

          (c) Failure to comply with or perform any of the other terms, covenants, conditions or agreements to be complied with or performed by Tenant hereunder and continuance of such failure for thirty (30) days after receipt of written notice from Landlord to Tenant of such failure, or, if the failure is of such a character as cannot reasonably be cured within said thirty (30) days, failure to initiate within said thirty (30) days such Action as reasonably can be taken toward curing the same and/or failure to prosecute such action as promptly as is reasonably possible after said action is initiated.

     Section 11.2. Landlord's Remedies. Upon the occurrence of any such Event of Default and provided the same is still continuing, the Landlord shall have the following rights:

          (a) Without disturbing Tenant's possession, to proceed from time to time by action at law or in equity against the Tenant for the collection of all rent then due and payable by the Tenant to the Landlord.

          It is expressly provided, however, that Landlord agrees to waive and hereby waives and relinquishes all rights which it may now or hereafter have by law or custom to distrain, levy upon, seize and/or sell any personal property belonging to any customer of the Tenant, whether held in custody or for safekeeping or in trust or otherwise, for rent or other charges payable by Tenant hereunder, by reason of such personal property having been or being located upon the Demised Premises. Notwithstanding the foregoing, Landlord does not waive any rights to distrain or levy which it has or may hereafter have against any property of Tenant which Tenant may have on the Demised Premises.

          (b) To terminate this Lease by giving written notice to Tenant of such intention at least thirty (30)days prior to the termination date specified in said notice; and Tenant shall immediately surrender possession of the Demised Premises to Landlord on such termination date, and Tenant shall have no further liability to Landlord hereunder except as provided in Section 11.2 (c). Any rent paid by Tenant beyond such termination date shall be apportioned, and the excess payment, if any, applied against Tenant's obligation to Landlord under Section 11.2(c) hereof.

          Notwithstanding the exercise or partial exercise of the Landlord's rights under Section 11.2(a), the Landlord may, if any such event of default is still continuing, exercise its rights under Section 11.2(b), but any such exercise or any other exercise of its rights under Section 11.2(b) shall constitute a waiver of the right to any further exercise or any exercise, as the case may be, of its rights under Section 11.2(a).

          (c) If this Lease is terminated by Landlord prior to the expiration of the then current term pursuant to the rights set forth in the preceding subsection (b), Landlord shall have the right to proceed against Tenant in an action in assumpsit to recover the amount equivalent to the difference, if any, by which the aggregate rentals as would be otherwise payable by Tenant to Landlord hereunder for the unexpired balance of the then term, discounted at the rate of five per cent (5%) to present value, exceeds the aggregate rentals payable by the new tenant or tenants for a corresponding period or for the terms of their respective leases, whichever is the lesser, also discounted to present value at the rate of five per cent (5%), Landlord hereby covenanting to use its best efforts to obtain a new tenant(s) for a term and at a rental at least equivalent to that hereof and otherwise to mitigate Landlord's damages arising out of such termination.

                                 ARTICLE XII

                       APPROVAL OF BANKING AUTHORITIES

     Section 12.1 Tenant to Secure Approval of Banking Authorities. Tenant has applied for a Certificate of Authority to open and operate a branch bank in the Demised Premises from the applicable banking authorities.

     If for any reason Tenant does not obtain a Certificate of Authority or not be able to open its business in the Demised Premises on or before the date referred to in the Certificate of Authority or any extensions or renewals thereof for any reason whatsoever, which date shall be no later than the 1st day of January, 1991, Tenant shall have the right, at its option, to terminate and cancel this Lease upon written notice to Landlord, whereupon this Lease shall be of no further force or effect.

     Section 12.2. Tenant's Failure to Open for Business Before Expiration of Certificate of Authority. In the event that Tenant has not opened for business in the Demised Premises within the period provided by the Certificate of Authority or any extensions or renewals thereof for any reason whatsoever except the fault of the Landlord, Tenant shall pay to Landlord one (1) year's rent by way of liquidated damages, provided Landlord shall have given Tenant written notice of its termination of the Lease by reason of Tenant's failure to open for business within the period allowed under the terms of its Certificate of Authority.

                                 ARTICLE XIII

                           ZONING - QUIET ENJOYMENT

     Section 13.1. Landlord's Covenants and Warranties. Landlord covenants and represents that:

          (a) Upon the date of tender of possession of the Demised Premises to Tenant, the same shall be free of all violations, orders or notices of violations of all public or quasi-public authorities and that Tenant shall then be permitted by the authorities having jurisdiction thereover to occupy the Demised Premises for the purposes for which they are leased, subject only to Tenant applying for and obtaining (at its expense), any and all zoning permits or licenses (such as zoning, building curb cuts, etc.) incident to or required for the operation of Tenant's business; it being understood and agreed that this Lease is conditioned upon Tenant being able to use and occupy the Demised Premises for the purposes for which they are being Leased.

          (b) It has good right to lease the Demised Premises for the full term hereof and any extension thereof and warrants and agrees to defend the title thereto;

          (c) Tenant shall and may peaceably and quietly have, hold and enjoy the Demised Premises together with all rights, liberties and privileges herein granted to Tenant for the full term of this Lease or any extension thereof free from molestation, eviction or disturbance by the Landlord or by any other person, corporation or firm and Tenant's obligation to pay the rent as herein provided and to perform all other covenants hereunder is expressly conditioned on and dependent upon the performance of this covenant.

                                   ARTICLE XIV

                                  SUBORDINATION

     Section 14.1 Mortgage, Ground Rents and Other Encumbrances. This lease shall be subject and subordinate at all times to the lien of any mortgages, ground rents or other encumbrances now or hereafter placed upon the Demised Premises.

                                  ARTICLE XV

                           MISCELLANEOUS PROVISIONS

     Section 15.1. Consent to be Reasonable. Whenever in this Lease reference is made to any approval, consent or permission required or permitted to be given or any decision or judgment required or permitted to be made, by either or the parties hereto, such party covenants and agrees that its approval, consent or permission, as the case may be, shall not be unreasonably withheld, and that its judgment or decision, as the case may be, shall be reasonable.

     Section 15.2. Notices. All written notices to be given hereunder by Landlord to Tenant or by Tenant to Landlord must be given by registered or certified mail, return receipt requested addressed to Landlord at:

            Main Line Realty Partners
            Two Bala Plaza, Suite 525
            Bala Cynwyd, Pa. 19004

and to Tenant at:

            First Sterling Bank
            80 West Lancaster Ave.
            Devon, Pa. 19333
            Attn: President

or at such other address as either party may designate to the other in writing.

     Section 15.3. Lease Contains all Agreements. It is expressly understood and agreed by and between the parties hereto that this Lease sets forth all the promises, agreements, conditions and understanding between Landlord and Tenant relative to the Demised Premises, and that there are no promises, agreement, conditions or understandings either oral or written, between them other than are herein set forth.

                                 ARTICLE XVI

                               RENTAL INCREASES

     At the commencement of the third (3rd) year of this lease and at the beginning of each year for the remainder of the term, as extended or renewed, the rental rate shall be adjusted by increase in the Consumer Price Index (CPI), popularly also known as the Cost of Living Index (presently published monthly by the Bureau of Labor Statistics of the U. S. Department of Labor). If the last monthly index established and published prior to the first month of such lease year shall be higher in absolute index number than the CPI for the month in which the term of this Lease commences as provided in Section 1.2 hereof then the annual rent for such lease year shall be increased by the resultant percentage derived from a ratio having as its denominator the CPI for the month in which the term of this Lease commences and the numerator of the difference between the CPI for the month in which the term of this Lease commences and the CPI for the last monthly index established and published prior to the first month of such lease year.

     If the base year selected by the U.S. Department of Labor shall be changed, then the resultant index shall be readjusted so


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

as to reflect the base initially established under this Lease. If the said index shall no longer be published or cannot be readjusted, then another index generally recognized as authoritative shall be substituted by agreement between the parties.

     The foregoing provisions are qualified by the following limitation. In making the annual rental adjustments for each year of the lease commencing with the third year in accordance with this Article XIV, the annual increase shall in each year be at least four percent (4%) per annum and no more than six percent (6%) per annum.

                                 ARTICLE XVII

                               OPTION TO EXTEND

     Section 17.1. Tenant's Right to Extend Term. The Tenant shall have the option, to be exercised as hereinafter provided, to renew this Lease on the same terms and conditions as are set forth herein for two (2) consecutive additional period of five (5) years after the end of the original term.

     Section 17.2. Method of Exercising Right to Extend. The Tenant shall exercise its aforesaid rights to extend the Term of this Lease in the following manner: at least one (1) year prior to the expiration of the then current term, Tenant shall notify the Landlord in writing of its election to exercise its rights to extend this Lease for an additional five (5) year term as aforesaid from the date of expiration of the current term.


        IN WITNESS WHEREOF, and intending to be legally bound hereby, Landlord and Tenant have caused these presents to be duly executed the day and year first above written.


ATTEST:                                   MAIN LINE REALTY PARTNERS


____________________________              _______________________________
                                          By:   /s/ James D. Kania
                                                    General Partner


ATTEST:                                   FIRST STERLING BANK


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

____________________________              _______________________________
                                          By:   /s/ Willam Bromley
                                                    President


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